STEVEN N. HAAS
DIRECT DIAL (215) 665-4171
                                                 August 15, 1996





VIA EDGAR AND HAND-DELIVERY
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Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C  20549

                  Re:      Kleinert's, Inc. - Registration Statement on
                           Form S-4 (File No. 333-5841); Scott Mills, Inc. - Preliminary Proxy Statement (File No. 333-5841)
                           -----------------------------------------------


Ladies and Gentlemen:

                  On behalf of Kleinert's, Inc. ("Kleinert's") and Scott Mills, Inc. ("Scott Mills"), being transmitted for filing pursuant to the Securities Act of 1933, as amended (the
"Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is Amendment No. 1 to the above-captioned Registration Statement on Form S-4, together with exhibits thereto. Amendment No. 1 to the Registration Statement also constitutes an amended preliminary proxy statement of Scott
Mills.

                  For the convenience of the Staff in reviewing the filing, we are also transmitting by hand five additional copies of Amendment No. 1 to the Registration Statement which have been marked to show changes from the prior filing and three additional unmarked copies of Amendment No. 1 to the Registration Statement.

                  The following are the responses of Kleinert's and Scott Mills (together, the "Companies") to the Staff's letter of comment dated July 23, 1996. For the convenience of the Staff in reviewing the following, we have enclosed a copy of the Staff's comment letter, and the Companies' responses below have been consecutively numbered to correspond to the numbered paragraphs in the comment letter.




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Securities and Exchange Commission
August 15, 1996
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                  1. In response to the Staff's comment, the Prospectus/Proxy
Statement has been revised on page 25 to include a new section under the caption "The Merger - Merger Consideration," which provides a detailed discussion of the Per Share Merger Consideration, and includes a tabular disclosure illustrating adjustments in the percentage interest of a share of Kleinert's Common Stock which constitutes a portion of the Per Share Merger Consideration, and in the total number of shares of Kleinert's Common Stock to be issued in the Merger, depending upon fluctuations in the Average Price of the Kleinert's Common Stock. The Companies also have disclosed on pages 14 and 25 of the Prospectus/Proxy Statement that, regardless of fluctuations in the Average Price of the Kleinert's Common Stock, the fractional interest of Kleinert's Common Stock to be received by a Scott Mills shareholder for each share of Scott Mills Common Stock will always have a value of $0.27. The Company also has disclosed the total amount of shares and the total amount of cash expected to be paid in the Merger in exchange for the Scott Mills Common Stock and Scott Mills Options. Additionally, a new sentence has been added on page 14, disclosing the source of funds to pay the cash portion of the Merger Consideration.

                  Reference is also made to pages 2, 14, and 25 of the Prospectus/Proxy Statement, which reflect a revised sentence indicating that the Per Share Merger Consideration consists, in part, of a fraction of a share of Kleinert's Common Stock which shall have "a value of $0.27 based upon the Average Price of the Kleinert's Common Stock." We believe that this revised disclosure comports with the Staff's request.

                   The Companies have also disclosed in this new section that if, as a result of fluctuations in the Average Price between the date of the Prospectus/Proxy Statement and the Effective Time, the fractional interest of a Kleinert's share to be issued as part of the Per Share Merger Consideration would be less than one-half or more than twice the fractional interest of a share which would be issued based upon the Average Price on the date of the Prospectus/Proxy Statement, the Companies will amend the proxy materials and re-solicit proxies in connection with the Merger proposal.

                  Finally, reference is made to page 22 of the Prospectus/Proxy Statement under the caption "The Merger Background of the Merger," stating that the amount of the Merger Consideration was based upon Kleinert's assessment of the value to Kleinert's of Scott Mills and that the composition of the Per Share Merger Consideration between cash and Kleinert's Common




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Stock was determined in the sole discretion of the Kleinert's Board of
Directors.

                  2-3. In response to the Staff's comments, the Notice of Annual Meeting has been revised to advise how duly executed but unmarked proxies will be voted and to disclose the amount of Merger Consideration anticipated to be received by the Scott Mills shareholders.

                  4. Reference is made to page 5 of the Prospectus/Proxy Statement which has been revised to incorporate by reference in the Registration Statement Kleinert's Current Report on Form 8-K filed with the Commission on January 4, 1996.

                  5. Reference is made to page 10 of the Prospectus/Proxy Statement under the caption "Summary - Interests of Certain Persons in the Merger," which has been revised to specifically name those directors of Kleinert's who have made loans to Scott Mills. In lieu of naming Kleinert's shareholders who made loans to Scott Mills, the Companies have revised the disclosure to indicate that none of the lending shareholders owns beneficially in excess 5.0% of the issued and outstanding common stock of either Kleinert's or Scott Mills. Reference also is made to page 32 of the Prospectus/Proxy Statement under the caption "Interests of Certain Persons in the Merger," and to page 72 of the Prospectus/Proxy Statement under the caption "Election of Directors - Certain Relationships and Related Transactions," which contain similar amended disclosure regarding the directors and shareholders who have made loans to Scott Mills.

                  6. Reference is made to page 14 of the Prospectus/Proxy Statement under the caption "The Annual Meeting - Introduction; Purpose of the Meeting," which has been revised in response to the Staff's comment.

                  7. It is not currently anticipated that any personal solicitation materials will be used by the directors and parties named in the Prospectus/Proxy Statement under the caption "The Annual Meeting - Solicitation of Proxies" pursuant to Rule 14a-6 of the Exchange Act.

                  8. Reference is made to page 21 of the Prospectus/Proxy Statement under the caption "The Merger Background of the Merger," which has been revised to disclose the amount of proceeds received in connection with the sale of the dyeing and finishing assets, and the portion of those proceeds used to repay debt. The material terms of the sale also have been disclosed in the same paragraph (the sale was consummated




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pursuant to a very "straight forward" purchase agreement), and a cross reference to the discussion in the MD&A also has been included.

                  9. In response to the Staff's comment, reference is made to a new cross reference which has been added to the end of the second paragraph on page 22 of the Prospectus/Proxy Statement under the caption "The Merger - Background of the Merger." Additionally, reference is made to page 72 of the Prospectus/Proxy Statement under the caption "Election of Directors - Certain Relationships and Related Transactions - Kleinert's Loan and Financing Transaction," which has been revised to include the material terms of the indebtedness, including repayment amounts and the most recent amount outstanding.

                  10. Cozen and O'Connor and Ernst & Young LLP have advised Scott Mills and Kleinert's that, upon consummation of the Merger pursuant to the terms of the Merger Agreement, Kleinert's and its subsidiaries on a consolidated basis should succeed to the available net operating loss carryover of Scott Mills for Federal income tax purposes and that the limitations contained in sections 269 and 382 of the Internal Revenue Code of 1986, as amended (the "Code"), on the use by an acquiring corporation of the net operating losses of an acquired corporation should not apply in this case. Cozen and O'Connor's and Ernst & Young LLP's advice is based upon (i) the existence of certain facts and the accuracy at the time of the Merger of certain representations made to them by the parties to the Merger, and (ii) the provisions of the Code and the Treasury Regulations promulgated thereunder, as enacted and construed at the time of such advice, and administrative rulings, pronouncements and court decisions, all of which are subject to change at any time.

                  11. As previously disclosed in the Prospectus/Proxy Statement, the Scott Mills Board considered negative factors in connection with the Merger and Merger Agreement, including the potential and actual conflicts of interest between the directors and officers of Scott Mills and Kleinert's and the lack of a fairness opinion from an independent financial advisor. Scott Mills respectfully submits that these were the only negative factors considered by the Board, particularly in light of the financial uncertainty which likely will be faced by Scott Mills in the event the Merger is not consummated. Please note that both of these negative factors are discussed in detail in the Prospectus/Proxy Statement, insofar as issues regarding the lack of a fairness opinion are addressed in the second paragraph on page 24, and the potential conflicts of interest are disclosed in




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the Summary on pages 10 and on pages 31 and 32 under the caption "Interests Of
Certain Persons in the Merger." The Companies also have added a new sentence on pages 31 and 72 to the effect that the consummation of the Merger will result in the elimination of conflicts of interest and that consequently, no procedures to address these conflicts of interest would be required.

                  12. Reference is made to the additional discussion which has been added to page 25 of the Prospectus/Proxy Statement under the caption "The Merger Agreement - Merger Consideration," which indicates that the Companies do not expect any fluctuation in the price of the Kleinert's shares to have a significant effect on the number of Kleinert's shares to be received by the Scott Mills shareholders. Reference also is made to page 14 of the Prospectus/Proxy Statement under the caption "The Annual Meeting - Introduction; Purpose of the Meeting," which has been revised to include a similar statement.

                  13. The Companies respectfully advise the Staff that the second paragraph on page 31 of the Prospectus/Proxy Statement under the caption "The Merger-Indemnification of Directors and Officers," describing the Commission's position on indemnification for liabilities arising under the Securities Act, is derived from Rule 512(h) of Regulation S-K promulgated under the Exchange Act.

                  14. The Companies have added an additional sentence to the third paragraph on page 31 of the Prospectus/Proxy Statement under the caption "The Merger - Indemnification of Directors and Officers," to indicate the amount of directors' and officers' liability insurance currently maintained by Scott Mills and the amount of the annual premium paid therefor.

                  15-19. Reference is made to the revisions in the Prospectus/Proxy Statement on pages 31 and 32 under the caption "Interest of Certain Persons in the Merger," which have been made to respond to the Staff's comments. Please note, in particular, that as previously described, the Company has included a sentence to the effect that any conflicts of interest which currently exist will be eliminated upon consummation of the Merger and, consequently, no policies or procedures would be required to be implemented to address them in the future. Further, the Companies acknowledge that in the event the Merger is not consummated, such conflicts of interests will continue to exist and will be addressed merely by the exercise by the respective Companies' boards of directors of their duty of good faith and loyalty to their respective shareholders. Please also note that the Companies have included a cross reference to a new section in




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the Prospectus under the caption "Kleinert's Executive Compensation," which describes the terms of the employment agreement between Kleinert's and Jack Brier, constituting the only agreement currently in place to which reference is made in comment no. 16.

                  20. Reference is made to page 8 of the Prospectus/Proxy Statement under the caption "Summary - Effect of the Merger," as well as on page 25 under the caption "The Merger - Merger Consideration," which indicates the approximate percentage of Kleinert's shares to be issued in the Merger.

                  21. Reference is made to page 35 of the Prospectus/Proxy Statement under the caption "Certain Federal Income Tax Consequences," which has been revised to indicate that the discussion is based upon an opinion of counsel.

                  22. Reference is made to the new paragraph which appears on page 40 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994 and Fiscal Year 1993," which addresses the reasons for Kleinert's increase in market share.

                  23. Reference is made to page 40 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994 and Fiscal Year 1993," which addresses the impact of an additional week for the year ended December 30, 1994 compared to the years ended December 2, 1995 and November 27, 1993.

                  24. Reference is made to the last sentence in the third paragraph on page 41 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994 and Fiscal Year 1993," which has been added to indicate that Kleinert's expects to continue to maintain its margins at current levels.

                  25. Prior to the spin-off of Scott Mills on November 27, 1993, Scott Mills operated as a division of Kleinert's, and corporate, general and administrative services (including, for example, financial, accounting, data processing, human resources, etc.) were provided primarily by the internal




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administrative staff of Kleinert's. The Scott Mills operating division was allocated a portion of Kleinert's corporate general and administrative costs based upon Kleinert's good faith estimate of the percentage of time or use attributable to these services on behalf of Scott Mills. Because the Kleinert's corporate and general administrative costs previously allocated to Scott Mills in fiscal year 1993 when it was still a division are primarily fixed staff costs, no meaningful reduction of Kleinert's corporate, general and administrative costs to offset the reduced allocation to Scott Mills occurred in fiscal years 1994 and 1995 when it was an independent company.

                  26. Reference is made to page 41 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994 and Fiscal Year 1993," in which an additional paragraph has been added to address the steps taken by management to maintain Kleinert's margins in light of the increase in expenses.

                  27. Reference is made to the addition of a new paragraph on page 40 of the Prospectus/Prosy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared to Fiscal Year 1994 and Fiscal Year 1993," which addresses the seasonality of Kleinert's business on a quarter by quarter basis.

                  28. Reference is made to page 43 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 1, 1996 Compared to Six Months Ended June 3, 1995," in which Kleinert's has added an additional paragraph which addresses the reason for the increase in Kleinert's sales for the periods compared.

                  29. Reference is made to page 43 of the Prospectus/Prosy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Six Months Ended June 1, 1996 Compared to Six Months Ended June 3, 1995," which has been revised to




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disclose the impact of Pixie Playmates' selling, general and administrative expenses in future periods.

                  30. Reference is made to the addition of a new paragraph under the caption "Income Taxes" on page 45 of the Prospectus/Proxy Statement which has been added in response to the Staff's comment.

                  31. Reference is made to page 44 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation and Changing Prices on Sales and Income from Operations," which has been revised to address the Staff's comment.

                  32. Please note that Kleinert's has included a cross-reference to the Pixie, Certified and CASH acquisitions on page 44 of the Prospectus/Proxy Statement in response to the Staff's comment.

                  33. Reference is made to page 45 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," in which Kleinert's has added a table setting forth information regarding its current short-term borrowings.

                  34. Reference is made to the addition of a new paragraph on page 45 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," which discloses the Company's capital needs. Please note that the additional disclosure also states that Kleinert's has no material capital commitments.

                  35. Reference is made to pages 44 and 45 of the Prospectus/Proxy Statement under the caption "Kleinert's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," which has been revised in response to the Staff's comment.

                  36. Please refer to the Companies' response to comment no. 34 above.

               37-38. Reference is made to page 47 of the Prospectus/Proxy Statement under the caption "Scott Mills Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year




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Securities and Exchange Commission
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1995 Compared To Fiscal Year 1994 and Fiscal Year 1993," which has been revised to provide information regarding the sale by Scott Mills of its dyeing and finishing assets as well as the material terms of the transaction.

                  39. Reference is made to the additional paragraph which has been added to page 51 of the Prospectus/Proxy Statement under the caption "Scott Mills Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared To Fiscal Year 1994 and Fiscal Year 1993," which discloses Scott Mills' material indebtedness.

                  40. Please note the addition of a new paragraph on page 46 of the Prospectus/Proxy Statement under the caption "Scott Mills Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Fiscal Year 1995 Compared To Fiscal Year 1994 and Fiscal Year 1993," which has been revised to response to the Staff's comment. Supplementally, the Companies advise the Staff that Kleinert's suffered slight operating deficiencies as a result of Scott Mills' quality and delivery problems while Scott Mills was engaged in its dyeing and finishing operations. Nonetheless, because Kleinert's maintains sufficient inventory of raw materials to maintain its reputation with its customers, the impact was minimized so that no significant operating problems were experienced by Kleinert's as a result of the operating problems experienced by Scott Mills.

                  41. Reference is made to page 50 of the Prospectus/Proxy Statement under the caption "Scott Mills Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," which has been revised to disclose that Scott Mills has subcontracted its dyeing and finishing operating business to several unaffiliated vendors including Dyersburg, the company which purchased the dyeing and finishing assets from Scott Mills in November 1995.

               42-43. Reference is made to page 54 of the Prospectus/Proxy Statement under the caption "Information Concerning Kleinert's --
Manufacturing," which has been revised in response to the Staff's comments.

                  44. Reference is made to the first paragraph on page 54 of the Prospectus/Proxy Statement under the caption "Information Concerning Kleinert's -- Marketing," which has been




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revised to indicate the percentage of sales attributable to Kleinert's independent sales representatives.

                  45. Reference is made to the addition of a sentence in the first full paragraph on page 55 of the Prospectus/Proxy Statement under the caption "Information Concerning Kleinert's -- Marketing," which has been added in response to the Staff's comment.

                  46. In response to the Staff's comment, the Companies have added additional disclosure on page 24 of the Prospectus/Proxy Statement under the caption "The Merger Reasons for the Merger; Recommendation of the Board of Directors," which addresses the litigation involving Wesley Edwards. Please also note that the Companies have included a cross reference to the detailed discussion of the litigation appearing on page 62 of the Prospectus/Proxy Statement under the caption "Information Concerning Scott Mills - Legal Proceedings."

                  47. Please note that on page 7 of the Prospectus/Proxy Statement under the caption "Summary - Votes Required; Security Ownership of Management and Certain Other Persons," and on page 24 under the caption "The Merger - Reasons for the Merger; Recommendation of the Board of Directors," the Companies have included disclosure indicating that Mr. Edwards owns less than 1.0% of the issued outstanding common stock of Scott Mills. Reference is also made to the addition of Mr. Edwards to the table on page 63 under the caption "Beneficial Ownership of Scott Mills Common Stock."

                  48. Reference is made to page 72 of the Prospectus/Proxy Statement under the caption "Election of Directors - Certain Relationships and Related Transactions - Kleinert's Loan and Financing Transaction," which has been revised in response to the Staff's comment.

                  49. Reference is made to the addition of a new section in the Prospectus/Proxy Statement on page 68 under the caption "Kleinert's Executive Compensation," which has been included pursuant to Item 18 of the Form Requirements of Form S-4.

                  50. Reference is made to page 72 of the Prospectus/Proxy Statement under the caption "Election Of Directors - Certain Relationships and Related Transactions Common Officers, Directors and Shareholders," which has been revised to indicate that the conflicts of interests will be eliminated if the Merger consummated and, if the Merger is not




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August 15, 1996
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consummated, that the conflicts will likely continue in the absence of any formal procedures implemented to address the same.

                  51. Reference is made to the addition of a new paragraph to
Note 3 on page F-35 of the Prospectus/Proxy Statement which has been added in response to the Staff's comment regarding the interest rate swap agreement.

                  52. Scott Mills' business is the production of circular knit fabrics for the children's and women's apparel market. The processes that a textile manufacturer uses to produce finished products are knitting, dyeing and finishing. Scott Mills believes that it operates only within one segment, as defined under FAB 14 and APB 30. Therefore, the disclosure requirements of FAS 14 and APB 30 do not apply to the financial statements for the fiscal year ended December 2, 1995.

                  53. The development of Kleinert's estimate of good will to be received upon the acquisition of Scott Mills in the merger was determined as follows: The purchase price of $.30 per share will be allocated to the net assets of Scott Mills, based on their relative fair values. Such fair values have been estimated by Kleinert's subject to final determination based on valuations and other studies to be performed following the Merger. The excess of the purchase price over the net assets as finally determined will be allocated to goodwill.




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Securities and Exchange Commission
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                  Additionally, please note that although Kleinert's and Scott
Mills are unable to assure with absolute certainty the number of common shareholders of the Companies because certain of the shares are held in "street name" brokerage accounts, both Kleinert's and Scott Mills believe that in excess of 90% of the shareholders of Scott Mills are also shareholders of Kleinert's, although, as discussed in the filing, less than 50% of the Scott Mills shares are beneficially owned by the directors and officers of Kleinert's.

                  54. As noted in the Companies' response to comment no. 56 below, Kleinert's has applied the significance tests as described in Regulation S-X Rule 3-05 (cross-referenced to Rule 1-02.(v)) to the acquisition of Pixie Playmates, Inc., Certified Sewing Services, Inc. and Certified Apparel Services of Honduras, S.A. The calculations of the significance of these acquisitions, based upon the internal financial statements of these consolidated entities, were below the required 10% threshold. Consequently, Kleinert's is not required to provide pro forma financial statements and further does not believe that such disclosure would be meaningful to a shareholder.

                  55. As discussed with the Staff by telephone, each of Scott Mills and Kleinert's intends to amend its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q to the extent necessary to comply with the responses to the Staff's comments, once the Companies have been advised by the Staff that the proposed revisions to the Prospectus/Proxy Statement sufficiently




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respond to the Staff's comments. Kleinert's acknowledges and understands that the Registration Statement will not be declared effective unless and until such amendments have been filed.

                  56. In response to the Staff's comment, Kleinert's has applied the significance tests as described in Regulation S-X, Rule 305 (cross-referenced to Rule 1-02.(v)) to the acquisition of Pixie Playmates, Inc., Certified Sewing Services, Inc. and Certified Apparel Services of Honduras, S.A. The calculations of the significance of these acquisitions, based on the internal financial statements of these consolidated entities, resulted in a 9.6% significance for the income test ($641,000 net loss before income taxes of the consolidated entities divided by the year ended December 2, 1995 income before taxes of Kleinert's of $6,683,000), and the significance of the asset test was 9.64% ($4,650,000 purchase price divided by the December 2, 1995 total assets of Kleinert's of $48,222,000). Since the results of the significance tests are below 10%, Kleinert's is not required to provide audited financial statements in accordance with Item 7 of Form 8-K.

                  Kleinert's utilized the financial statements for the fiscal year ended December 2, 1995 to determine the relative significance of the acquisitions since the related Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 1, 1996, which was prior to the due date, including giving effect to the automatic extension provided by the rules to Form 8-K for the filing of such financial statements, in accordance with the Staff's practice.

                  57. Please note that the financial statements have been updated to include the six month period of each of Kleinert's and Scott Mills ended June 1, 1996.

                  58. Please note that the Registration Statement includes as exhibits currently dated consents of the independent accountants, and manually signed consents have been placed on file with Kleinert's as required by Rule 402 of Regulation C.

                  Kleinert's and Scott Mills trusts that the foregoing fully responds to the Staff's comments. Please contact the undersigned at 215-665-4171 should there be any further questions or comments relating to the filing. On behalf of both Kleinert's and Scott Mills, we thank the Staff in advance for its cooperation and timely response to the foregoing.





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Securities and Exchange Commission
August 15, 1996
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                  Kindly acknowledge receipt of the enclosed materials by
stamping the attached copy of this letter and returning it to the messenger who has been instructed to wait.

                                                     Sincerely,

                                                     COZEN AND O'CONNOR



                                                     BY:  STEVEN N. HAAS

cc:   Karla Boyd, Esquire
      David Ryan, Accounting Examiner
      H. Christopher Owings, Assistant Director